Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Lake Forest, IL  January 22, 2008 — Packaging Corporation of America (NYSE: PKG) today reported fourth quarter 2007 net income of $44 million, or $0.42 per share, compared to fourth quarter 2006 net income of $38 million, or $0.37 per share.  Fourth quarter 2007 earnings include a non-cash, after-tax charge of $4 million, or $0.04 per share, to value the company’s inventory on a LIFO basis, compared to a similar charge of $2 million, or $0.02 per share, in the fourth quarter of 2006.  Fourth quarter 2007 net sales were a record $580 million compared to fourth quarter 2006 net sales of $553 million.

Full year 2007 net income was a record $170 million, or $1.61 per share, compared to $125 million, or $1.20 per share, in 2006.  Net sales for 2007 and 2006 were $2.32 billion and $2.19 billion, respectively.

The increase in earnings, compared to last year’s fourth quarter, was driven primarily by better pricing and volume, which together improved earnings by $0.17 per share.  This was partially offset by higher fiber costs of $0.04 per share, higher labor and benefit costs of $0.03 per share, the higher LIFO inventory charge of $0.02 per share, and higher costs and lower production from the previously reported, unplanned outage at the Counce mill which, net of insurance recovery, lowered earnings by $0.03 per share.

PCA’s containerboard production was 615,000 tons, up about 2,000 tons, or 0.3% from last year’s fourth quarter.  Total corrugated products shipments were up 0.4%, and were down 1.2% on a per workday basis.  PCA’s year-end containerboard inventories were essentially flat with year-end 2006 levels.

Paul T. Stecko, Chairman and CEO of PCA, said, “We achieved record fourth quarter earnings, excluding special items in a prior quarter, and record mill production despite the major unplanned outage at the Counce mill.  Our total corrugated products shipments were up over last year’s fourth quarter and essentially equaled our all time fourth quarter record, and we completed the pass-through of our containerboard price increase to boxes.  The LIFO inventory valuation charge was about $0.03 per share more than we expected, primarily as a result of higher costs of certain inventory items in the fourth quarter.”

“Looking ahead to the first quarter”, Mr. Stecko added, “we expect our total corrugated products volume to be higher than the fourth quarter.  Both our Counce and Valdosta linerboard mills will be down, as normal, for their annual maintenance outages, which will negatively impact earnings by about $0.06 per share.  Certain timing-related benefit costs are the highest in the first quarter, and we also expect seasonally higher energy and fiber costs.  Considering all of these items, we currently expect first quarter earnings of about $0.36 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States.  PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 4th Quarter 2007 Earnings Conference Call

WHEN:	Wednesday, January 23, 2008
10:00 a.m. Eastern Time

NUMBER:	(866) 793-1341 (U.S. and Canada) or (703) 639-1312 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	January 23, 2008 1:00 p.m. Eastern Time through
February 7, 2008 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada), or (703) 925-2533 (International)
Passcode: 1186815

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended December 31,
(in millions, except per share data)	2007	2006

Net sales	$580.2	$553.1
Cost of sales	(447.9)	(432.2)

Gross profit	132.3	120.9
Selling and administrative expenses	(42.7)	(40.7)
Corporate overhead	(13.4)	(13.0)
Other expense, net	(1.2)	(0.9)

Income before interest and taxes	75.0	66.3
Interest expense, net	(5.7)	(7.1)

Income before taxes	69.3	59.2
Provision for income taxes	(25.3)	(20.8)

Net income	$44.0	$38.4 (1)

Earnings per share:
Basic	$0.42	$0.37 (1)
Diluted	$0.42	$0.37 (1)

Basic common shares outstanding	104.5	103.9
Diluted common shares outstanding	105.6	104.8

Supplemental financial information:
Capital spending	$44.6	$32.9
Long term debt	677.2	686.9
Cash balance	228.1	161.8

(1)

Net income and earnings per share for the three months ended December 31, 2006 have been revised from the amounts previously reported by $1.7 million, or $0.01 per share, to reflect new accounting guidance for planned major maintenance activities.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Year Ended December 31,
(in millions, except per share data)	2007	2006

Net sales	$2,316.0	$2,187.0
Cost of sales	(1,791.0)	(1,743.2)

Gross profit	525.0	443.8
Selling and administrative expenses	(169.5)	(158.8)
Corporate overhead	(55.0)	(50.6)
Other expense, net	(7.0)	(8.5)

Income before interest and taxes	293.5	225.9
Interest expense, net	(25.6)	(31.2)

Income before taxes	267.9	194.7
Provision for income taxes	(97.8)	(69.7)

Net income	$170.1	$125.0

Earnings per share:
Basic	$1.63	$1.21
Diluted	$1.61	$1.20

Basic common shares outstanding	104.5	103.6
Diluted common shares outstanding	105.5	104.5

Supplemental financial information:
Capital spending	$113.5	$88.2